CERTIFICATE OF INCORPORATION
                                ON CHANGE OF NAME

                               Company No. 3419618


The Registrar of companies for England and Wales hereby certifies that

FUNJUST LIMITED

having by special resolution changed its name, is now incorporated under the name of

MPI International Limited

Given at Companies House, London, the 22nd September 1997



MISS S. BASHAR
For the Registrar of Companies